UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2018

FSP 303 EAST WACKER DRIVE CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-53165	20-8061759
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Edgewater Place, Suite 200, Wakefield, Massachusetts	01880
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 557-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On June 28, 2018, FSP 303 East Wacker Drive LLC, a Delaware limited liability company (the “Seller”) and a wholly-owned subsidiary of FSP 303 East Wacker Drive Corp., a Delaware corporation (the “Registrant”), entered into an agreement for the purchase and sale of real property (the “Agreement”) with BCSP 8 Acquisition LLC, a Delaware limited liability company (the “Buyer”).  There are no material relationships, other than in respect of the Agreement, among the Buyer, the Seller and the Registrant or any of the Registrant’s affiliates.  The Seller’s real property is located at 303 East Wacker Drive, Chicago, Illinois, and is a 28-story multi-tenant office tower containing approximately 860,000 rentable square feet of space (the “Property”).  The purchase price of the Property is $182,000,000. The sale of the Property is subject to the Registrant obtaining the consent of the holders of its preferred and common stock and to customary conditions and termination rights for transactions of this type.  Assuming that the Registrant obtains the required consent of the holders of its preferred and common stock and certain other conditions are satisfied, the Registrant anticipates that the closing of the sale of the Property will take place on or about September 4, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FSP 303 EAST WACKER DRIVE CORP.

Date: June 29, 2018	By: /s/ George J. Carter
George J. Carter Chief Executive Officer